Exhibit 99.1


For Immediate Release
                                                                    FORGENT
Company contact:  Michael Noonan                                       NETWORKS
512.437.2476
michael_noonan@forgent.com

           Forgent Networks Sues 31 Companies for Patent Infringement

AUSTIN, Texas, Apr 22, 2004 - Forgent(TM) Networks (Nasdaq: FORG) announced today that its wholly owned subsidiary, Compression Labs, Inc., has initiated litigation against 31 companies for infringement of United States Patent No. 4,698,672 (the `672 Patent) in the United States District Court for the Eastern District of Texas, Marshall Division. Over the last two years, Forgent's intellectual property business has generated approximately $90 million from licensing the `672 Patent to 30 different companies in Asia, Europe and the United States. Forgent has sought to reach agreements on numerous occasions with all these companies, but as of today, none of the defendants have chosen to license. Forgent has retained Jenkens & Gilchrist, a national law firm, and The Roth Law Firm, of Marshall Texas, to represent it in the litigation.

The defendants are: Adobe Systems Incorporated (Nasdaq: ADBE), Agfa Corporation, Apple Computer, Incorporated (Nasdaq: AAPL), Axis Communications, Incorporated, Canon, USA, Concord Camera Corporation (Nasdaq: LENS), Creative Labs, Incorporated, Dell Incorporated (Nasdaq: DELL), Eastman Kodak Company (NYSE:
EK), Fuji Photo Film Co U.S.A, Fujitsu Computer Products of America, Gateway, Inc. (NYSE: GTW), Hewlett-Packard Company (NYSE: HPQ), International Business Machines Corp. (NYSE: IBM), JASC Software, JVC Americas Corporation, Kyocera Wireless Corporation, Macromedia, Inc. (Nasdaq: MACR), Matsushita Electric Corporation of America, Oce' North America, Incorporated, Onkyo Corporation, PalmOne, Inc. (Nasdaq: PLMO), Panasonic Communications Corporation of America, Panasonic Mobile Communications Development Corporation of USA, Ricoh Corporation, Riverdeep Incorporated (d.b.a. Broderbund), Savin Corporation, Thomson S.A. (NYSE: TMS), Toshiba Corporation, and Xerox Corporation (NYSE:
XRX).

The `672 Patent relates to digital image compression, and fields of use include any digital still image device used to compress, store, manipulate, print or transmit digital still images such as digital cameras. However, the `672 patent extends beyond digital cameras and includes many digital still image devices such as personal digital assistants, cellular telephones, printers, scanners, and other devices used to compress, store, manipulate, print or transmit digital still images. Forgent has the exclusive right to use, license and enforce all the claims under the `672 Patent in all fields of use involving digital still image compression.

"Forgent is committed to developing all of its assets and technologies to maximize shareholder value. We believe we will prevail in this litigation as the `672 Patent is valid, enforceable and infringed," said Richard Snyder, chairman and CEO of Forgent. "It's unfortunate that despite the many opportunities these companies have had to license the patent, they have all declined to participate, leaving us no alternative but to litigate."

About Forgent
Forgent(TM) Networks provides a spectrum of scheduling software that enable organizations to streamline the planning and execution of their meetings, helping to increase productivity and reduce costs. Forgent's offerings include Network Simplicity's Meeting Room Manager, which provides room scheduling, and ALLIANCE(TM), which provides unified scheduling of all meeting logistics using the corporate calendaring platforms of Lotus Notes and Microsoft Outlook. Forgent also generates and licenses intellectual property related to collaboration technologies. For additional information visit www.forgent.com.


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Safe Harbor
This release may include projections and other forward-looking statements that involve a number of risks and uncertainties and as such, actual results in future periods may differ materially from those currently expected or desired. Some of the factors that could cause actual results to differ materially include changes in the general economy and the technology industry, rapid changes in technology, sales cycle and product implementations, risks associated with transitioning to a new business model and the subsequent limited operating history, the possibility of new entrants into the collaboration management market, the possibility that the market for the sale of certain software and services may not develop as expected; that development of these software and services may not proceed as planned, risks associated with the company's license program, including risks of litigation involving intellectual property, patents and trademarks, acquisition integration, and the ability to consummate certain divestiture transactions. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.